CORPORATE CAPITAL TRUST II DEFA 14A

Exhibit 10.1

FOURTH AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Fourth Amended and Restated Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is made as of January 22, 2018 by and among Corporate Capital Trust II, a Delaware statutory trust (the “Company”), CNL Fund Advisors II, LLC, a Delaware limited liability Company (the “Advisor”) and KKR Credit Advisors (US) LLC, a Delaware limited liability company (the “Sub-Advisor”). The Advisor and Sub-Advisor are collectively referred to as the “Advisors.”

WHEREAS, the Company maintains on file with the U.S. Securities and Exchange Commission a registration statement on Form N-2 (File Nos. 333-199018 and 814-01108) covering the continuous offering and sale of the Company’s common stock pursuant to the Securities Act of 1933 (the “Registration Statement”);

WHEREAS, the Company and the Advisor have entered into an Investment Advisory Agreement dated as of September 24, 2015 (the “Advisory Agreement”), and the Advisor, the Sub-Advisor and the Company have entered into an Investment Sub-Advisory Agreement dated as of September 24, 2015 (the “Sub-Advisory Agreement”, and together with the Advisory Agreement, the “Advisory Agreements”); and

WHEREAS, the Company, the Advisor, and the Sub-Advisor have entered into an Expense Support and Conditional Reimbursement Agreement, dated as of September 24, 2015 (as amended from time to time, the “Original Expense Support Agreement”), and

WHEREAS, the Company and the Advisors have determined that it is appropriate and in the best interest of the Company amend and restate the Original Expense Support Agreement to adjust the Expense Support Payment Period (as defined below) to reduce the Company’s operating expenses until the Company has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. EXPENSE SUPPORT PAYMENTS

During the period beginning on the date on which the Company has satisfied the “minimum offering requirement” (as such term is defined in the Company’s Registration Statement) and ending on December 31, 2018 (the “Expense Support Payment Period”), the Advisor and the Sub-Advisor each hereby agrees to pay the expenses of the Company on a monthly basis as follows: the lesser of, (i) the amount equal to 50% of all Operating Expenses (as defined below) for each month during the Expense Support Payment Period in which the Company’s board of trustees (the “Trustees”) declares a Distribution (as defined below) or (ii) the amount equal to 50% of the positive difference between the Company’s Distributions accrued to the Company’s shareholders in each month less monthly Available Operating Funds (as defined below) recognized by the Company on account of its investment portfolio provided, that each Advisor hereby agrees and confirms that, it shall be jointly and severally liable to the Company for the share of Operating Expenses payable by the other Advisor to the extent the other Advisor fails to make such payment. In the event that Available Operating Funds are negative for a particular month the Advisor and Sub-Advisor will pay expenses as outlined in (i) above. Any payment made by an Advisor pursuant to the preceding sentence shall be referred to herein as an “Expense Support Payment.” The Advisors’ obligation to make Expense Support Payments for any month during the Expense Support Payment Period during such month shall automatically become a joint and several liability of the Advisors and the right to such Expense Support Payment shall be an asset of the Company immediately upon the Trustee’s declaration of a Distribution. The Expense Support Payment for any month shall be paid by the Advisors to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts due from the Company to the Advisors, no later than five business days after the end of such month.

For purposes of this Agreement (a) “Distribution” means any distribution payable to shareholders of the Company at the time such distribution is declared by the Trustees; and (b) “Operating Expenses” means all operating costs and expenses incurred by the Company, including the Management Fees pursuant to the Advisory Agreements, taxes, all interest cost, financing fees and other financing costs related to indebtedness for such period, but shall exclude any Incentive Fees pursuant to the Advisory Agreements and any ongoing shareholder servicing and distribution fees, any organizational and offering expenses and Expense Support Payments and reimbursements as determined under generally accepted accounting principles; and (c) “Available Operating Funds” means the sum of (i) the Company’s estimated investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), and (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) excluding any Expense Support Payments and reimbursements. The Advisor and Sub-Advisor reserve the right to adjust Expense Support Payments if estimable taxable income changes, subject to Board of Trustees approval.

2. CONDITIONAL REIMBURSEMENT

The Company hereby agrees to reimburse the Advisors in an amount, in the aggregate, equal to the aggregate Expense Support Payments, the repayment of each Expense Support Payment to be made within a period not to exceed three years from the date in which such Expense Support Payment was made by an Advisor.

The Company agrees to reimburse the Advisors pro rata based on the total aggregate Expense Support Payments made by each Advisor. In the aggregate, all Expense Support Payment made by the Advisors to the Company that have not been previously reimbursed by the Company to the Advisors shall remain eligible for reimbursement subject to the conditions herein.

Reimbursement shall be made as promptly as possible after the Expense Support Payment Period ends, but only to the extent such reimbursement does not cause the Company’s Other Operating Expenses (as defined herein) to exceed the lesser of: (A) 1.75% of average net assets attributable to common shares on an annualized basis after taking such payment into account or (B) the percentage of our average net assets attributable to shares of our common stock represented by Other Operating Expenses during the period in which such Expense Support Payment from the Advisors was made (provided, however, that this clause (B) shall not apply to any reimbursement payment which relates to Expense Support Payment from the Advisors made during the same period). Additionally, reimbursement payments shall only be made to the extent they do not exceed estimated taxable income before reimbursements. Notwithstanding anything to the contrary in this Agreement, no reimbursement payment shall be made if the Effective Rate of Distributions Per Share on any class of stock declared by the Company at the time of such reimbursement payment is less than the Effective Rate of Distributions Per Share on any class of stock at the time the Expense Support Payment was made to which such reimbursement payment relates. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means actual declared distribution rate per share exclusive of return of capital, if any. “Other Operating Expenses” shall mean all Operating Expenses, excluding base management fees, interest costs, financing fees and financing costs, and brokerage commissions and extraordinary expenses. The calculation of average net assets shall be consistent with such periodic calculations of average net assets in the Company’s financial statements

3. TERM AND TERMINATION OF AGREEMENT

3.1 TERM OF AGREEMENT. This Agreement shall become effective immediately upon the date on which the Company has satisfied the “minimum offering requirement” (as such term is defined in the Company’s Registration Statement). Once effective, this Agreement shall remain in effect until December 31, 2018, unless otherwise terminated pursuant to Section 3.2. Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Support Payments that have not been reimbursed by the Company to the Advisors. If an Expense Support Payment has not been reimbursed prior three years from the date of such Expense Support Payment was made, the Company’s obligation to pay such Expense Support Payment shall automatically terminate, and be of no further effect.

3.2 TERMINATION OF AGREEMENT. This Agreement may be terminated by the Advisors acting jointly hereto upon written notice to the Company, except that once effective, the Advisors may not terminate their obligations under Section 1. This Agreement shall automatically terminate in the event of (a) the termination by the Company of either the Advisory Agreement or Sub-Advisory Agreement or (b) the dissolution or liquidation of the Company. Notwithstanding any provision to the contrary, if this Agreement terminates automatically pursuant to clause (a) of this Section 3.2, the Company agrees to make a repayment to the Advisors in an amount equal to all Expense Support Payments not previously reimbursed. Such repayment shall be made to the Advisors, pro rata based on the aggregate unreimbursed Expense Support Payments made by each Advisor, not later than 30 days after such termination of this Agreement.

4. MISCELLANEOUS

4.1 HEADINGS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.2 INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of law provisions) and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Company.

4.3 SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

4.4 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

4.5 AMENDMENTS AND COUNTERPARTS. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of January 22, 2018.

CORPORATE CAPITAL TRUST II

By:	/s/ Kirk A. Montgomery
Name:	Kirk A. Montgomery
Title:	General Counsel

CNL FUND ADVISORS II, LLC

By:	/s/ Chirag J. Bhavsar
Name:	Chirag J. Bhavsar
Title:	Chief Financial Officer

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory